Exhibit 10.8

CONSOLIDATED, AMENDED AND

RESTATED LOAN AGREEMENT

between

KIRKPATRICK BANK,

an Oklahoma banking association,

as Lender,

and

PAYCOM PAYROLL, LLC,

a Delaware limited liability company,

as Borrower

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4.	COLLATERAL SECURITY		6

	4.1	Security Documents Covering Mortgaged Property	6
	4.2	Security Agreements Covering Borrower’s Pledged Accounts With Lender	6
	4.3	Assignment and Subordination of Architectural Agreement and Construction Contract	6
	4.4	Additional Documents	7

5.	CONDITIONS OF LENDING		7

	5.1	No Events of Default	7
	5.2	Loan Documents and HSIA	7
	5.3	Existence and Authority of Borrower	7
	5.4	Recording of Security Documents	7
	5.5	Establishment of Construction Account	8
	5.6	Title Evidence	8
	5.7	Survey	8
	5.8	Flood Hazard Certification	8
	5.9	Appraisal	8
	5.10	Insurance	9
	5.11	Zoning and Use	11
	5.12	Permits	11
	5.13	Plans and Specifications	11
	5.14	Financial Information	11
	5.15	Environmental Site Assessments; Hazardous Substances Indemnity Agreement	11
	5.16	Geotechnical Report	12
	5.17	Loan Fees	12
	5.18	Architectural Agreement and Construction Contract	12
	5.19	Opinion of Borrower’s Counsel	12
	5.20	Construction Schedule; Subcontractors and Suppliers	12
	5.21	Compensating Balance	12

6.	REPRESENTATIONS AND WARRANTIES		13

	6.1	Existence and Authority of Borrower	13
	6.2	Conflicting Agreements and Restrictions	13
	6.3	Actions and Proceedings	13
	6.4	Financial Condition	13
	6.5	Full Disclosure	14
	6.6	No Violation of Applicable Law	14
	6.7	Permits	14
	6.8	Place of Business and Certain Records	14
	6.9	No Defaults	14
	6.10	Ownership of Mortgaged Property; Liens	14
	6.11	ERISA	14
	6.12	Taxes	15
	6.13	Compliance with Federal Reserve Board Regulations	15
	6.14	Investment Company Act; Public Utility Holding Company Act	15
	6.15	Availability of Utility Services	15
	6.16	Survival of Representations	15

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7.	BORROWER’S AFFIRMATIVE COVENANTS		15

	7.1	Financial Statements	15
	7.2	Taxes	15
	7.3	Maintenance	16
	7.4	Compliance with Laws	16
	7.5	Further Assurances	16
	7.6	Performance of Obligations	16
	7.7	Payment of Taxes	16
	7.8	Lender’s Access	16
	7.9	Litigation	16
	7.10	Notification of Liens	16
	7.11	Events with Respect to ERISA	17
	7.12	Other Notifications	17
	7.13	Post-Foundation and Post-Completion Surveys	17
	7.14	Use of Funds in Construction Account	17
	7.15	Testing of Materials	17

8.	BORROWER’S NEGATIVE COVENANTS		18

	8.1	Creation or Existence of Liens	18
	8.2	Loans to and Transactions With Affiliates	18
	8.3	Restriction on Leasing of Mortgaged Property	18
	8.4	Limitation on Dividends, Loans and Distributions of Funds	18
	8.5	Limitation on Contingent Liabilities	18
	8.6	Changes to Method of Accounting	18
	8.7	Sale-Leaseback Transactions	18
	8.8	Construction Issues	19
	8.9	Modification of Limited Liability Company Documents	19
	8.10	Transfer of Property	19
	8.11	Funded Debt Limitation	19
	8.12	Debt Coverage Ratio	19

9.	ADMINISTRATION OF LOAN		19

	9.1	Purpose	19
	9.2	Compliance with Project Budget	19
	9.3	Request for Funds	20
	9.4	Additional Information	20
	9.5	Lender’s Inspection	20
	9.6	Disbursements	21
	9.7	Termination of Advances	21

10.	EVENTS OF DEFAULT		21

	10.1	Nonpayment of Note	21
	10.2	Other Nonpayment	21
	10.3	Breach of Covenants	21
	10.4	Default Under Funded Debt Limitations or Ratio of EBITDA/(CMLTD + Interest Expense + Distributions	21
	10.5	Bankruptcy	22
	10.6	Governmental Requirements	22
	10.7	Representation	22
	10.8	Event of Default Under Other Loan Documents	22

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11.	REMEDIES		22

	11.1	Acceleration of Note	22
	11.2	Selective Enforcement	22

12.	GENERAL PROVISIONS		23

	12.1	Expenses	23
	12.2	Notices	23
	12.3	Amendment and Waiver	24
	12.4	Non-Waiver; Cumulative Remedies	24
	12.5	Assignment	24
	12.6	Financing Publicity	24
	12.7	No Partnership	24
	12.8	Descriptive Headings	24
	12.9	Integrated Agreement	24
	12.10	Time of Essence	24
	12.11	Binding Effect	25
	12.12	Third-Party Beneficiary	25
	12.13	Right to Defend	25
	12.14	Loan Participation Agreement	25
	12.15	Indemnity	25
	12.16	Survival of Representations and Warranties	26
	12.17	No Waiver; Consents	26
	12.18	Counterparts	26
	12.19	Incorporation of Recital Paragraphs	26
	12.20	Incorporation of Exhibits	26
	12.21	Government Regulations	26
	12.22	Applicable Law	27
	12.23	Consent to Jurisdiction	27
	12.24	Waiver of Jury Trial	28

Exhibits

“A” - Description of Real Property

“B” - Description of $12,220,000 Loan Documents

“C” - Description of $541,000 Loan Documents

-iv-

CONSOLIDATED, AMENDED AND RESTATED LOAN AGREEMENT

THIS CONSOLIDATED, AMENDED AND RESTATED LOAN AGREEMENT is made and entered into effective as of (but not necessarily on) the 15 day of December, 2011, by and between KIRKPATRICK BANK, an Oklahoma banking association (“Lender”), and PAYCOM PAYROLL, LLC, a Delaware limited liability company (“Borrower”), with reference to the following:

(a) Lender has previously signed and delivered to Borrower (i) that certain Loan Agreement, dated May 7, 2010, under which Lender loaned to Borrower $12,220,000.00 to finance (A) the Borrower’s acquisition of fourteen (14) acres of land located North of Kilpatrick Turnpike and East of Council Road in Oklahoma City, Oklahoma, and more particularly described on Exhibit “A” attached to this Loan Agreement and incorporated herein by this reference to Exhibit “A,” and (B) Borrower’s construction of a 90,000 square foot office building situated on the above-referenced fourteen (14) acres of land (the “$12,220,000.00 Loan”), (ii) that certain $12,220,000.00 Promissory Note, dated May 7, 2010 (the “$12,220,000.00 Promissory Note”), and (iii) that certain Construction Mortgage (With Power of Sale), Security Agreement and Financing Statement, dated May 7, 2010, securing the $12,220,000.00 Promissory Note, and recorded in Book 11362, beginning at page 174, of the real property records of the County Clerk of Oklahoma County, Oklahoma. The 90,000 square foot office building has been completed and is occupied. The documents which evidence and secure the $12,220,000.00 Loan are listed on Exhibit “B” attached to this Agreement and incorporated herein by this reference to Exhibit “B.”

(b) Lender has also previously signed and delivered to Borrower (i) that certain Loan Agreement dated March 23, 2011, under which Lender loaned to Borrower $541,000.00 to finance the Borrower’s construction of an 11,500 square foot free standing gymnasium building (the “$541,000.00 Loan”), (ii) that certain $541,000.00 Promissory Note, dated March 23, 2011 (the “$541,000.00 Promissory Note”), and (iii) that certain Construction Mortgage (With Power of Sale), Security Agreement and Financing Statement, dated March 23, 2011, securing the $541,000.00 Promissory Note, and recorded in Book 11598, beginning at page 580, of the real property records of the County Clerk of Oklahoma County, Oklahoma. The documents which evidence and secure the $541,000.00 Loan are (A) listed on Exhibit “C” attached to this Agreement and incorporated herein by this reference to Exhibit “C,” and (B) the terms of financing of the gymnasium building continue under this Agreement and the other loan documents signed concurrently with this Agreement.

(c) Lender and Borrower have agreed (i) to consolidate the $12,220,000.00 Promissory Note (which has an unpaid principal balance of $11,183,536.28) and the $541,000.00 Promissory Note (which has an unpaid principal balance of $69,742.55) into a $12,761,000.00 Consolidated, Amended and Restated Promissory Note (the “$12,761,000.00 Promissory Note”), for all purposes set forth in this Agreement, and (ii) to amend, as needed, the terms and provisions of the Loan Documents listed on Exhibits “B” and “C” attached to this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower covenant and agree as follows:

1. DEFINITIONS. Unless the context otherwise requires and except as otherwise may be provided herein, (i) accounting and financial terms used in this Agreement shall have the meanings ascribed to such terms by generally accepted accounting principles in effect from time to time, applied on a consistent basis, as set forth in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or Statements of the Financial Accounting Standards Board which may be applicable in the circumstances as of the date involved, (ii) definitions contained in the Code (herein defined) shall apply to terms, words and phrases used herein, except that in case of any conflict between definitions contained in Article 9 of the Code and other definitions in the Code, the Article 9 definitions shall apply, (iii) the singular shall be deemed to include the plural and the plural shall be deemed to include the singular, and (iv) the terms as used herein shall be construed and controlled by the following definitions:

1.1 Account Security Agreements. “Account Security Agreements” shall have the meaning assigned to that term in paragraph 4.2 of this Agreement.

1.2 Affiliate. “Affiliate” shall mean any person or entity (including, without limitation, an individual, a corporation, a limited liability company, a partnership, a trust, or an incorporated association), which has a relationship with Borrower whereby either such person or Borrower directly or indirectly controls or is controlled by or is under common control with the other, or holds or beneficially owns five percent (5%) or more of the equity interest in the other or five percent (5%) or more of any class of voting securities of the other, and shall, in addition, include all members in Borrower.

1.3 Agreement. “Agreement,” and such terms as “herein,” “hereof,” “hereto,” “hereby,” “hereunder” and the like shall mean and refer to this Loan Agreement, together with any and all Exhibits attached hereto, and any and all supplements, modifications or amendments hereof.

1.4 Annual Debt Service. “Annual Debt Service” shall mean the required annual principal and interest payments for a loan.

1.5 Architect. “Architect” shall mean HSE Architects PLLC, an Oklahoma professional limited liability company.

1.6 Assignment. “Assignment” shall have the meaning ascribed to such term in paragraph 4.1 of this Agreement.

1.7 Buildings. “Buildings” shall mean the completed 90,000 square foot office building situated on the Real Property and an 11,500 square foot free standing gymnasium building which is to be completed on the northeast comer of the Real Property. The Real Property and the Buildings are owned by Borrower.

1.8 Business Day. Business Day shall have the meaning assigned to that term in the Note.

1.9 Code. “Code” shall mean the Uniform Commercial Code of Oklahoma, as the same may from time to time be in effect.

1.10 Collateral Assignments. “Collateral Assignments” shall have the meaning assigned to that term in paragraph 4.3 of this Agreement.

1.11 Construction Account. “Construction Account” shall have the meaning assigned to that term in paragraph 5.5 of this Agreement.

1.12 Construction Consultant. “Construction Consultant” shall mean the individual or entity selected by Lender, in Lender’s sole discretion and at Borrower’s cost, to inspect the Construction Project, review all plans, construction budgets, time lines, permits, contracts, supporting documentation and information, and to advise Lender in regard to all aspects of the Construction Project.

1.13 Construction Contract. “Construction Contract” shall mean the contract between Borrower and the Contractor, for the Construction Project, which contract is subject to Lender’s review and approval.

1.14 Construction Project. “Construction Project” shall mean construction of an 11,500 square foot free standing gymnasium building, and related improvements, pursuant to plans and specifications and the Project Budget approved by Lender, and located on the Real Property.

1.15 Contractor. “Contractor” shall mean Clyde Riggs Construction, L.L.C., an Oklahoma limited liability company, which shall serve as Borrower’s general contractor for the Construction Project.

1.16 Dollars. “Dollars” and “$” shall mean lawful money of the United States of America.

1.17 ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and as in effect from time to time.

1.18 Event of Default. “Event of Default” shall mean the occurrence of any of the events specified in paragraph 10 of this Agreement.

1.19 Financing Statements. “Financing Statements” shall have the meaning ascribed to that term in paragraph 4.1 of this Agreement.

1.20 Fixed Charge. “Fixed Charge” shall mean the coverage ratio defined as EBITDA/(CPLTD+Int Expt Distributions).

1.21 Governmental Authority. “Governmental Authority” shall mean any nation or government, any federal, state, local or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.22 Hazardous Substances Indemnity Agreement and HSIA. “Hazardous Substances Indemnity Agreement” and “HSIA” shall each mean the Hazardous Substances Indemnity Agreement which will be signed pursuant to paragraph 4.4 of this Agreement.

1.23 Indebtedness. “Indebtedness” shall mean and include all liabilities, obligations or indebtedness of Borrower to Lender of every kind and description, now existing or hereafter incurred, direct or indirect, absolute or contingent, due or to become due, matured or unmatured, and whether or not of the same or a similar class or character as the Loan and whether or not contemplated by Lender or Borrower, together with future advances and all extensions and renewals, and including (without limiting the generality of the foregoing) all indebtedness of Borrower to Lender arising out of or related to the Loan, the Note, this Agreement or any other of the Loan Documents.

1.24 Liability. “Liability” shall mean any claim on the assets of a Person, excluding ownership equity.

1.25 Loan. “Loan” shall mean the $12,761,000.00 loan to be made to Borrower by Lender as provided in paragraph 2 of this Agreement.

1.26 Loan Documents. “Loan Documents” shall mean collectively this Agreement, the Note, the Mortgage, the Financing Statements, the Account Security Agreements, the Account Financing Statements, the Assignment, the Collateral Assignments, the Subordination Agreement, the Assignment of Permits, and all other instruments and documents executed or issued or to be executed or issued pursuant to this Agreement or any of said documents or in connection with the Loan, and all amendments, modifications, extensions and renewals of any of the foregoing documents.

1.27 Mortgage. “Mortgage” shall have the meaning ascribed to that term in paragraph 4.1 of this Agreement.

1.28 Mortgaged Property. “Mortgaged Property” shall have the meaning ascribed to such term in the Mortgage, and includes, without limitation, the Real Property described on Exhibit “A” attached to this Agreement and incorporated herein. The Mortgaged Property does not include the property or funds of Borrower’s unaffiliated clients and/or customers.

1.29 Note. “Note” shall mean the Promissory Note in the principal amount of Twelve Million Seven Hundred Sixty-One Thousand and No/100 Dollars ($12,761,000.00) to be executed by Borrower to the order of Lender to evidence the Loan, as provided in paragraph 3 of this Agreement, which Note shall be in the form prescribed by Lender.

1.30 OERB. “OERB” shall mean Oklahoma Energy Resources Board.

1.31 PBGC. “PBGC” shall mean the Pension Benefit Guaranty Corporation as established pursuant to Section 4002 of ERISA or any successor thereto or substitute therefor under ERISA.

1.32 Person. “Person” shall mean any individual, corporation, company, joint venture, association, partnership, trust, unincorporated organization, Governmental Authority or other entity.

1.33 Project Budget. “Project Budget” shall mean Borrower’s detailed budget for financing of the Real Property, for design and construction of the gymnasium on the Real Property, and for all other costs related to or associated with the Construction Project, a copy of which Project Budget is attached to this Agreement as Exhibit “B” and incorporated herein.

1.34 Project Cost. “Project Cost” shall mean the total cost of the Construction Project.

1.35 Real Property. “Real Property” shall mean the certain real property located in Oklahoma County, Oklahoma, which is more particularly described on Exhibit “A” attached to this Agreement and incorporated herein by reference.

1.36 Request for Funds. “Request for Funds” shall mean the Request of Funds described in paragraph 9.3 of this Agreement.

1.37 Subordination Agreements. “Subordination Agreements” shall mean the Subordination Agreements described in paragraphs 4.3 and 4.4 of this Agreement.

1.38 Substantial Completion. “Substantial Completion” or “Substantially Complete” shall mean completion of the Construction Project to the point that it is legally ready for occupancy and use, as evidenced by all required governmental permits, licenses and final certificates of occupancy and by certificates of substantial completion signed by Borrower, the Architect, the Contractor, the Construction Consultant and any inspector that Lender may, in its discretion, retain at Borrower’s expense.

1.39 Term Loan Commencement Date. “Term Loan Commencement Date” shall be the date on which the Note evidencing the Loan converts to a so-called “mini-term loan.” The Term Loan Commencement Date for the Loan shall be the first (1st) day of the first (1st) month after all of the following requirements are completed to the satisfaction of Lender: (i) the Construction Project has been substantially completed, (ii) Borrower has delivered to Lender a final “as-built” survey of the Mortgaged Property which is in form, scope and substance acceptable to Lender, (iii) Borrower has delivered to Lender prepaid property, liability, business interruption, worker’s compensation insurance, and other required insurance covering the Mortgaged Property, all in amount, form, scope and substance satisfactory to Lender, (iv) Borrower has delivered to Lender Certificates of Occupancy issued for the Construction Project and for occupancy of the premises, and (v) Borrower has accepted the free standing gymnasium. The Borrower’s failure to satisfy, prior to December 2, 2011, the requirements for the Term Loan Commencement Date, will result in termination of the Lender’s obligation to provide an eighty-four (84) month mini-perm loan. In addition, Borrower’s failure to satisfy all of the conditions required to achieve the Term Loan Commencement Date as of the date set forth above shall constitute an Event of Default under this Agreement, the Note and the other Loan Documents; and the unpaid principal balance of the Note, all accrued and unpaid interest, after default interest, late charges and other fees, costs and expenses payable by Borrower to Lender, including, but not limited to, reasonable attorney’s fees and costs, shall be due and payable.

1.40 UCC. “UCC” shall mean the Uniform Commercial Code of the State of Oklahoma.

1.41 $12,761,000.00 Loan. “$12,761,000.00 Loan” shall mean that certain $12,761,000.00 Loan, between Lender and Borrower, and evidenced by this Agreement, and all of the other documents identified in this Agreement which evidence, secure and otherwise support the $12,761,000.00 Loan.

2. LENDING AGREEMENT. Subject to the terms, provisions, covenants and agreements set forth in this Agreement, Lender and Borrower hereby consolidate the $12,220,000.00 Loan and the $541,000.00 Loan into a $12,761,000.00 Loan, which will be evidenced by a $12,761,000.00 Promissory Note, which $12,761,000.00 Loan shall be used by Borrower for the purpose of (i) continuing the refinance of the 90,000 square foot office building, (ii) paying contractors, architects, engineers, mechanics, materialmen, laborers, service agencies and suppliers pursuant to the terms of contracts for construction of the Construction Project, i.e. the gymnasium, for services in fact performed and materials purchased for and either incorporated into the Construction Project or suitably stored on the Real Property for later incorporation, (iii) reimbursing Lender for expenses incurred by Lender pursuant to this Agreement, and (iv) paying other costs which are incidental or related to the cost of completing or financing the Construction Project; provided, however, notwithstanding any other language set forth in this Agreement or any of the other Loan Documents, Loan proceeds shall not be used (a) to pay more than $541,000.00 for the gymnasium and its parking areas and driveways, or (b) to pay interest, Loan fees, late charges, after default interest and/or any other similar costs, as determined by Lender.

3. BORROWER’S NOTE. The Loan shall be evidenced by the Note, which Note shall be signed by Borrower and delivered to Lender concurrently with execution of this Agreement.

4. COLLATERAL SECURITY. The performance of all covenants and agreements contained in this Agreement and in the other documents executed or delivered as a part of this transaction, and the payment of the Note shall be secured as follows:

4.1 Security Documents Covering Mortgaged Property. Borrower shall grant to Lender a mortgage covering all of the Mortgaged Property and a security interest in all personal property relating to such Mortgaged Property, including, without limitation, all generators located on the Mortgaged Property, which mortgage and security interest shall be evidenced by a Consolidated, Amended and Restated Mortgage, Security Agreement, Assignment of Leases, Rents & Profits and Fixture Filing (the “Mortgage”) in the form prescribed by Lender. Borrower authorizes Lender to complete and file in appropriate records Financing Statements (the “Financing Statements”), in the form prescribed by Lender, in order to perfect the security interest granted in the Mortgage. Borrower shall assign to Lender all leases of the Mortgaged Property and all of the rents, issues and profits of the Mortgaged Property, which assignment shall be evidenced by an Assignment of Leases, Rents and Profits (the “Assignment”) in the form prescribed by Lender.

4.2 Security Agreements Covering Borrower’s Pledged Accounts With Lender. Borrower shall grant to Lender (i) a security interest in the Construction Account, which security interest shall be evidenced by a Security Agreement (the “Security Agreement-Construction Account”) in the form prescribed by Lender, and (ii) a security interest in that certain Liquidity Account No. 10234777 having a minimum balance of $250,000.00 (the “Security Agreement-Liquidity Account”).

4.3 Assignment and Subordination of Architectural Agreement and Construction Contract. Borrower previously signed, and caused the Architect to sign, and delivered to Lender a Collateral Assignment of Architectural Agreement in the form prescribed by Lender; and Borrower signed, and caused the Contractor to sign, and delivered to Lender a Collateral Assignment of Construction Contract in the form prescribed by Lender (collectively, the “Collateral Assignments”). Borrower also previously provided to Lender (i) a Subordination Agreement in the form prescribed by Lender, signed and acknowledged by the Architect for the Construction Project, and (ii) a Subordination Agreement in the form prescribed by Lender, signed and acknowledged by the Contractor. Borrower shall provide Affirmations of the Architect and the Contractor relating to all of their respective agreements referenced in this paragraph 4.3.

4.4 Additional Documents. Borrower shall sign and deliver to Lender a Hazardous Substances Indemnity Agreement in the form prescribed by Lender. Borrower shall also sign and deliver an Assignment of Permits, Licenses and Approvals, an Assignment of Service Agreements and Maintenance Contracts, a Security Agreement covering the Borrower’s Construction Account with Lender, a Closing Certificate, and such other documents as may be required by Lender to evidence and secure the Loan, all of which will be in the forms prescribed by Lender. In addition, Borrower shall cause its manager of the Mortgaged Property to sign a Subordination Agreement in form prescribed by Lender. Any and all collateral documents executed by Borrower in favor of Lender as security for any indebtedness of Borrower to Lender shall also expressly secure Borrower’s obligations hereunder and under the Note and all documents which secure payment of the Note.

5. CONDITIONS OF LENDING. The obligation of Lender to perform this Agreement and to make an initial or any future advance under the Note is subject to the performance and satisfaction of the conditions precedent listed below:

5.1 No Events of Default. There shall not have occurred and be continuing any Event of Default, and the representations and warranties set forth in the Loan Documents shall be true and accurate in all material respects.

5.2 Loan Documents and HSIA. This Agreement, the Note, the Mortgage, the Financing Statements, the Assignment, the Account Security Agreements, the Assignment of Permits, Licenses and Approvals, the Assignment of Contracts and Maintenance Agreements, the Collateral Assignments, the Subordination Agreements and all other Loan Documents required by Lender and the HSIA, in order to make the initial advance or any future advance under the Note, shall be duly authorized, executed and delivered to Lender.

5.3 Existence and Authority of Borrower. Borrower shall provide to Lender the following documents relating to Borrower: (i) a Certificates of Good Standing from the Secretary of State of Delaware and the Secretary of State of Oklahoma, (ii) a Delaware Secretary of State certified copy of the transcript of the Certificate of Limited Liability Company of Borrower, together with all amendments thereto, (iii) an Oklahoma Secretary of State certified copy of the qualification of Borrower to transact business in Oklahoma, (iv) a certified copy of the Operating Agreement of Borrower and all amendments thereto, and (v) a Certificate of Limited Liability Company Authority evidencing, in a manner and with text acceptable to Lender, the authority of the President of Borrower to sign this Agreement and all other Loan Documents and to perform its obligations hereunder and thereunder.

5.4 Recording of Security Documents. The Mortgage, the Financing Statement for recording in Oklahoma County, Oklahoma, and the Assignment shall be recorded in the real property records of the County Clerk of Oklahoma County, Oklahoma. The Financing Statement for filing in the “central” UCC records of the State of Oklahoma shall be filed in the UCC records of the County Clerk of Oklahoma County, Oklahoma. Borrower shall provide to Lender UCC search report on Borrower and/or such other evidence as Lender may require to evidence that the priority of the security interest perfected by the Financing Statements are second only to the UCC financing Statements which were filed and recorded by Lender in connection with the $12,761,000.00 Loan.

5.5 Establishment of Construction Account. All funding under the Loan shall be advanced through the account (“Construction Account”) which Borrower has established with Kirkpatrick Bank before the date of this Agreement, into which the proceeds of the Lender’s Loan to Borrower (but no other funds) shall be deposited as such proceeds are advanced and from which Borrower shall make only payments permitted under the terms of this Agreement.

5.6 Title Evidence. Prior to closing of the Loan, Borrower shall provide to Lender (i) a Commitment for Title Insurance, together with copies of all documents listed in Schedule (or part) I and all documents listed in Schedule (or Part) II of the Commitment for Title Insurance, (ii) a proforma loan policy of title insurance, together with proforma endorsements required by Lender, (iii) a Closing Protection Letter from the title insurance company which is to provide a loan policy of title insurance covering Lender’s Mortgage, (iv) an ALTA Loan Policy of Title Insurance 2006, in form and substance acceptable to Lender, issued by a title insurance company acceptable to Lender, evidencing that Borrower has good and marketable fee simple title to the Mortgaged Property, subject only to those matters described in Exhibit “B” attached to the Mortgage. The loan policy of title insurance shall not include an exception based upon mechanics’ and materialmen’s liens, or any exceptions based on discrepancies, conflicts in boundary lines, shortage in area, encroachments or other facts which would be disclosed by a proper survey. The loan policy of title insurance must be accompanied by such endorsements thereto as may be required by Lender or its counsel, including, but not limited to, an access and entry endorsement, a comprehensive endorsement, a contiguity endorsement, an endorsement deleting the arbitration provision, an environmental lien endorsement, a subdivision endorsement, a survey endorsement, a variable rate endorsement, and a zoning endorsement. The premiums for the loan policy of title insurance and all endorsements shall be paid by Borrower prior to or at the time of the advancement under the Note.

5.7 Survey. Borrower shall deliver to Lender a current ALTA/ACSM Land Title Survey (2005) of the Real Property, prepared by a surveyor approved by Lender, which survey shall delineate all property lines, shall locate all improvements on the Real Property, shall show easements benefitting and/or affecting the Real Property and identify them by book and page of recording, shall show adjoining streets and access ways, and shall show all other physical matters affecting the title and use of the Real Property. The form of surveyor’s certificate shall be acceptable to Lender and shall enable the issuer of the required loan policy of title insurance to delete all survey exceptions.

5.8 Flood Hazard Certification. Borrower shall provide to Lender a flood hazard certificate in form, scope and substance acceptable to Lender and evidencing that the Mortgaged Property does not lie in a flood hazard area.

5.9 Appraisal. Borrower shall pay for an independent appraisal of the Mortgaged Property by an appraiser selected and approved by Lender’s appraisal committee, which appraisal must (i) comply with the standards set forth by the Oklahoma Banking Department and (ii) reflect that the Loan does not exceed eighty percent (80%) of the appraisal value of the Mortgaged Property or eighty-five percent (85%) of the cost of the Construction Project, whichever is less. (Additional appraisals may be required by Lender due to changes in regulatory policies and/or changes in the Mortgaged Property.)

5.10 Insurance. Prior to commencement of the Construction Project, Borrower shall obtain, and furnish to Lender satisfactory evidence of insurance on the Mortgaged Property and evidence of payment of all premiums for such insurance, which insurance shall at all times comply with all of the requirements set forth in the Mortgage. Specifically, Borrower shall maintain Borrower’s builder’s risk insurance for the full completed project insurable value of the Construction Project (“Builder’s Risk Insurance”), which Builder’s Risk Insurance (i) shall meet the same requirements as Special Perils Insurance (herein defined), with whatever limits and coverage extensions Lender requires, (ii) shall be written on a “Completed Value” Form (100% non-reporting) or its equivalent and shall include an endorsement granting permission to occupy and (iii) shall cover loss of materials, equipment, machinery, and supplies whether on-site, in transit, or stored off-site, or of any temporary structure, hoist, sidewalk, retaining wall or underground property, all soft costs, plans, specifications, blueprints and models, and demolition and increased costs of construction, including costs arising from changes in laws at the time of restoration, and coverage for operation of building at the time of restoration, all subject to a sublimit satisfactory to Lender. Upon completion of the Construction Project, Borrower shall furnish to Lender satisfactory evidence of insurance on the Mortgaged Property and evidence of payment of all premiums for such insurance, which insurance shall at all times comply with all of the requirements set forth in the Mortgage. Borrower covenants and agrees to deposit with Lender and to maintain throughout the term of the Note original policies of insurance, issued by insurance companies satisfactory to Lender, in such amounts and against such risks as required by Lender, including but not limited to the following: (a) Borrower shall maintain a policy against all risks of loss to the Mortgaged Property customarily covered by “All Risk” or “Special Perils Form” policies as available in Oklahoma County, Oklahoma (collectively, “Special Perils Insurance’), in amounts and with insurers acceptable to Lender, in its sole discretion, but not less than the greater of the Secured Indebtedness (as defined in the Mortgage) or one hundred percent (100%) of the full replacement value of the Mortgaged Property, all improvements thereon, and all improvements, betterments and contents thereof, including, but not limited to, all fixtures, furnishings and equipment located in or about such improvements, which Special Perils Insurance (i) shall cover at least the following perils: building collapse, fire, flood, hurricane, impact of vehicles and aircraft, lightning, malicious mischief, mudslide, subsidence, terrorism, vandalism, water damage, windstorm, hail and such other insurable perils as, under good insurance practices, other commercial property owners from time to time insure against for property and building(s) similar to the Mortgaged Property in height, location, nature, type of construction, and use, as evidenced by written advice from Lender’s insurance advisor; and (ii) shall contain an agreed amount endorsement or a coinsurance waiver and a replacement cost value endorsement without deduction for depreciation; (b) equipment and machinery (generally referred to as boiler and machinery) insurance covering all mechanical and electrical equipment against physical damage, rent loss, extra expense and expediting expense covering the Mortgaged Property and any insured leasehold property, which equipment and machinery insurance shall be maintained on a replacement cost value basis; (c) if required by Mortgagee, Borrower shall maintain a policy of business or rent interruption insurance on an “actual sustained basis” (“Business Interruption Insurance”), providing coverage against any loss of income by reason of any hazard referred to in this paragraph; in an amount sufficient to avoid any coinsurance penalty, but in any event for not less than at least twelve (12) months of (i) Borrower’s actual gross receipts from all sources of income from the Building located on the Mortgaged Property and (ii) all amounts which Borrower is required to pay to Lender or third parties pursuant to this Agreement, the Note, the Mortgage or any of the other Loan Documents; (d) Borrower shall maintain the following insurance for personal injury, bodily injury, death, accident and property damage: (i) public liability insurance, including commercial general liability insurance, (ii) owned (if any), hired, and non-owned automobile liability insurance, and (iii) umbrella liability insurance as necessary (collectively, “Liability Insurance”), which Liability Insurance shall provide coverage of at least $1,000,000.00 per occurrence and $2,000,000.00 in annual aggregate, per location, and if any Liability Insurance also covers other locations, with a shared aggregate limit, the minimum Liability Insurance shall be increased to $5,000,000.00; and in any event, the Liability Insurance shall include coverage for liability arising from premises and operations, elevators, escalators, independent contractors, contractual liability (including liability assumed under contracts and leases), and products and completed operations; (e) Borrower shall at all times maintain a policy of workers’ compensation and employers liability as required by applicable state law, together with satisfactory evidence of compliance with applicable state law requirements for workers’ compensation coverage; (f) Borrower shall at all times maintain a policy of flood and mudslide insurance in an amount equal to the lesser of the outstanding principal balance of the indebtedness secured hereby or the maximum amount of coverage made available with respect to the Mortgaged Property under the National Flood Insurance Program (or evidence satisfactory to Lender that the Mortgaged Property is not located in an area designated by the Secretary of Housing and Urban Development or any other governmental department agency, bureau, board or instrumentality as an area having special flood or mudslide hazards and that flood insurance is not required for this loan under the terms of any law, regulation or rule governing Lender’s activities); and (g) when and to the extent required by the Lender, Borrower shall maintain a policy or policies of insurance against any other risk or risks insured against by persons operating like properties in the locality of the Mortgaged Property. All insurance policies shall be issued by an insurance company having a rating of “A” VII or better by A.M. Best Co., in Best’s Rating Guide. Whenever any required insurance specifies any dollar amount, Lender may increase it periodically to reflect Lender’s reasonable estimate of inflation. All deductibles, coinsurance provisions, exceptions to coverage and policy forms must be acceptable to Lender in its sole subjective discretion. Each policy shall be a so-called “occurrence” policy of insurance. No insurance hereunder shall be a part of a “blanket” policy maintained by Borrower or any third party unless the policy expressly provides that the amount of insurance required under the Mortgage will in no way be prejudiced by other losses covered by such policy. Each policy of insurance required under this paragraph 5.10 shall provide that (i) the interest of Lender shall be insured regardless of any act or negligence by Borrower or any breach or violation by Borrower of any warranties, declarations or conditions of such policy, and (ii) the insurer under each policy of insurance required hereunder shall agree that any cancellation of its insurance policy or any endorsement of its insurance policy to effect a change in coverage for any reason shall not be effective until thirty (30) days after receipt by Lender of notice of such cancellation or such endorsement to effect a change in coverage. The Borrower further covenants and agrees that, regardless of the types or amounts of insurance required and approved by the Lender, Borrower will cause the Lender to be named as an additional insured in each policy of builder’s risk insurance and all policies of Liability Insurance, which shall be evidenced by endorsements acceptable to Lender; and the Borrower will assign and deliver to the Lender all policies of insurance which insure against any loss or damage to the Mortgaged Property, as collateral and further security for the Secured Indebtedness, which policies shall contain a mortgage clause in favor of Lender, naming Lender as “Mortgagee and Loss Payee” on a standard noncontributory mortgagee endorsement (or its equivalent) naming Lender or its designee as the party to receive insurance proceeds, and shall otherwise be in form, scope and substance acceptable to Lender. In addition, Borrower shall furnish to Lender duplicate copies of each policy of insurance at execution hereof, and copies of each renewal policy, together with receipts or other evidence that premiums have been paid. In the event of a casualty to the Mortgaged Property, all hazard insurance proceeds shall be paid to the Lender. Proceeds of insurance paid to the Lender shall, at the option of the Lender, be applied to payment of the Secured Indebtedness or made available to Borrower to pay for repair, restoration and rebuilding of the Mortgaged Property, as described in the Mortgage.

5.11 Zoning and Use. Borrower shall furnish to Lender satisfactory written evidence that the Real Property is presently zoned for its intended use and that the Real Property is in full compliance with all municipal ordinances, codes, rules or regulations. The Borrower’s confirmation of zoning shall include, without limitation, a title insurance Zoning Endorsement (ALTA 3.1-06) in form, scope and substance acceptable to Lender.

5.12 Permits. Borrower shall obtain and provide to Lender copies of all permits required for the Construction Project or any part thereof, including, without limitation, building permits issued by the City of Oklahoma City or Oklahoma County. Specifically, Borrower shall provide to Lender and its Construction Consultant, all required City of Oklahoma City Building Permits for the Construction Project, all in form, scope and substance acceptable to Lender and its Construction Consultant.

5.13 Plans and Specifications. Borrower shall submit for approval by Lender copies of the final plans and specifications for the Construction Project which have been approved in writing by Borrower, Borrower’s architect, Borrower’s contractor, and all applicable governmental authorities. Following approval by Lender, such plans and specifications shall not be substantially changed, without the prior written consent of Lender. Regardless of its review and approval of the plans and specifications, Lender shall have no responsibility, obligation or liability to Borrower or any other individual or entity based on, arising from or relating to any such review or approval, and Borrower shall at all times have exclusive control over its work on the Construction Project and sole responsibility for compliance with all governmental, quasi-governmental and private laws, rules, regulations, ordinances, codes, covenants, restrictions, easements and other matters which control, burden or apply to or otherwise affect the Mortgaged Property and/or the Construction Project.

5.14 Financial Information. Borrower shall submit to Lender in writing a satisfactory Project Budget which shall show all sources and uses of funds, and shall detail by line item all costs of acquisition of the Real Property and all costs of designing, constructing, franchising, and completing the Construction Project, and all costs of finishing, furnishing, equipping and opening the completed Construction Project for business. The Project Budget shall contain, without limitation, an interest reserve, a contingency reserve and a working capital reserve.

5.15 Environmental Site Assessments: Hazardous Substances Indemnity Agreement. Borrower has provided to Lender a Phase I Environmental Site Assessment of the Real Property, which identified surface contamination around a plugged oil well site; Borrower submitted for review and approval by Lender a Phase II Environmental Site Assessment of the Real Property directed to Lender; and Borrower has provided to Lender an OERB action plan for remediation of the contamination. Notwithstanding any language in this Agreement or any of the other Loan Documents, Lender shall not be obligated to fund any part of the Loan under this Agreement until all contamination of the Real Property has been remediated, as evidenced by a certification from the OERB and from an environmental engineer. Both the certification of remediation and the environmental engineer must be acceptable to Lender, and Borrower shall be responsible for payment of all environmental site assessments, the OERB action plan, all remediation of the contamination on the Real Property and all further inspections and certifications by an environmental engineer acceptable to Lender. In addition, Borrower shall sign and deliver to Lender a Hazardous Substances Indemnity Agreement on a form provided by Lender.

5.16 Geotechnical Report. Borrower shall submit for review and approval by Lender a geotechnical report covering the Real Property, which geotechnical report shall be in form, scope and substance acceptable to Lender.

5.17 Loan Fees. Borrower shall pay to Lender a loan origination fee of $95,707.50 at the closing of the Loan, which fee shall be deemed fully earned by Lender and nonrefundable at the time Lender signs the Loan Agreement to Borrower.

5.18 Architectural Agreement and Construction Contract. Borrower shall deliver to Lender for its review and approval the architectural agreement between Borrower, as owner, and the Architect for the Construction Project, which architectural agreement (i) must be in form, scope and substance acceptable to Lender, and (ii) must be subordinated to the Loan and the Loan Documents as described in paragraph 4.3 of this Agreement. Borrower shall deliver to Lender for its review and approval the fixed price Construction Contract between Borrower, as owner, and the Contractor for the Construction Project, which Construction Contract (i) must be in form, scope and substance acceptable to Lender, must be collaterally assigned to Lender as described in paragraph 4.3 of this Agreement, and (ii) must be subordinated to the Loan and Loan Documents as described in paragraph 4.3 of this Agreement by a Subordination Agreement.

5.19 Opinion of Borrower’s Counsel. Borrower shall provide Lender with a legal opinion from its counsel as to: (i) the due organization, powers and good standing of Borrower; (ii) to the best knowledge of Counsel after inquiry, the absence of any suits, proceedings or investigations pending, threatened against or affecting Borrower, any of which if adversely determined, would have a materially adverse effect on the financial condition, the business or the properties of Borrower; (iii) that Borrower has fully complied with all local, state, and federal requirements relative to the location and operation of the project as an office building; (iv) that the documents executed and provided by the Borrower pursuant to this Loan Commitment are fully authorized under all documents which evidence the creation, existence and good standing of the Borrower; and (v) that all Loan Documents have been duly executed by the Borrower, are the legal, valid and binding obligations of Borrower and are enforceable according to their respective terms. Closing of the Loan will evidence that Lender has received an acceptable opinion letter frm Borrower’s counsel.

5.20 Construction Schedule: Subcontractors and Suppliers. Within fourteen (14) days after the date of this Agreement, Borrower shall deliver to Lender (i) a complete, written construction schedule for the Construction Project, (ii) a list of all subcontractors and material suppliers, together with their respective addresses and main contracts, and (iii) a copy of every subcontract and material purchase order of $10,000.00 or more.

5.21 Compensating Balance. Borrower shall maintain with Lender, throughout the term of the Loan, a minimum balance of $4,000,000.00 in an account with Lender.

6. REPRESENTATIONS AND WARRANTIES. In addition to all other representations and warranties of Borrower to Lender, Borrower represents and warrants that:

6.1 Existence and Authority of Borrower. Borrower is and will continue to be a limited liability company duly formed and validly existing under the laws of the State of Delaware, and is duly qualified to transact business in the State of Oklahoma; Borrower has full power, authority and legal right to own, manage and hold title to the Mortgaged Property and to occupy the Building, and Borrower has full and legal right, power and authority to enter into and carry out the provisions of this Agreement and all documents signed by Borrower pursuant to this Agreement, to borrow money, to give security for borrowing as required by this Agreement, and to consummate the transaction contemplated by this Agreement.

6.2 Conflicting Agreements and Restrictions. Borrower is not a party to any contracts or agreements or subject to any other restrictions which materially adversely affect its business, property, assets or financial condition. To the best of Borrower’s knowledge, neither the execution and delivery of the Loan Documents nor fulfillment and compliance with the terms and provisions thereof, (i) will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of any agreement, instrument, undertaking, judgment, decree, order, writ, injunction, statute, law, rule or regulation to which Borrower is subject or by which the Mortgaged Property is bound or affected, or (ii) will require any authorization, consent, license, approval or authorization of or other action by, or notice or declaration to, or registration with, any court or administrative or governmental department, commission, board, bureau, authority, agency or body (domestic or foreign), or, to the extent that any such consent or other action may be required, it has been validly procured or duly taken.

6.3 Actions and Proceedings. Borrower has not received notice of any action or proceeding against or investigation of Borrower, pending or threatened, which questions the validity of the Loan Documents, or which is likely to result in any material adverse change in the business or operations of Borrower or which in any way materially impairs or adversely affects the ability of Borrower to perform its obligations thereunder.

6.4 Financial Condition. The financial statements of Borrower which have been furnished to Lender, are correct and complete in all material respects and fairly reflect the financial condition of the Borrower as of the dates thereof. Said financial statements have been prepared in accordance with generally accepted accounting principles consistently applied through the periods involved therein, and to the best of Borrower’s knowledge, there has occurred no material adverse change in the financial condition of Borrower from the effective dates of said financial statements to the date hereof. Borrower does not have any contingent obligations, unusual or long-term commitments, unrealized or anticipated losses from any unfavorable commitment or liabilities for taxes not reflected in such financial statements which are individually or in the aggregate substantial in relation to the financial condition of Borrower.

6.5 Full Disclosure. Neither the Loan Documents nor any statement or documents referred to therein, contemplated thereby or delivered to Lender by Borrower or any other party on its behalf contains or will contain any materially untrue statement, or omits or will omit to state a material fact necessary to make the statements therein not misleading.

6.6 No Violation of Applicable Law. To the best of its knowledge, information and belief, Borrower has not violated and is not violating any applicable statute, regulation or ordinance of the United States of America or any foreign country, or of any state, municipality or any other jurisdiction, or of any agency thereof in any respect materially adversely affecting its business, property, assets, operations or condition, financial or otherwise. To the best of its knowledge, information and belief, Borrower is in compliance with all statutes, rules, and regulations relating to environmental standards and controls in all jurisdictions where it is presently doing business.

6.7 Permits. To the best of its knowledge, Borrower has, or will be able to obtain, as needed, all governmental and private permits, certificates, consents and franchises which in any respect (i) are required for construction of the Building, completion of improvements in the Building, and the occupancy of the Building, (ii) are material to its business, property, assets, operations or condition, financial or otherwise, (iii) are necessary for it to carry on its business as now being conducted or as contemplated to be conducted, or (iv) are necessary for it to own, lease and operate the Mortgaged Property. All such governmental and private permits, certificates, consents and franchises are valid and subsisting, and to the best of its knowledge, information and belief, Borrower is not in violation thereof.

6.8 Place of Business and Certain Records. Borrower (i) presently keeps all of its records concerning its accounts and contract rights in its office at 7501 West Memorial Road, Oklahoma City, Oklahoma; (ii) intends to continue to keep the location of said records in its office in said city, county and state; and (iii) shall continue to keep said records in its office within said city, county and state or give Lender ten (10) days’ prior written notice of any relocation of its principal office to a location outside of Oklahoma City, Oklahoma, or concurrent written notice of any relocation of its principal office within Oklahoma City, Oklahoma.

6.9 No Defaults. To the best of its knowledge, information and belief, Borrower is not in default of or in breach in any respect under any material contract, agreement or instrument to which such Borrower is a party or by which it or any of its properties may be bound.

6.10 Ownership of Mortgaged Property; Liens. Borrower has good and marketable title to the Mortgaged Property, free and clear of all liens and encumbrances except as listed on Exhibit “B” attached to the Mortgage.

6.11 ERISA. To the best of its knowledge, information and belief, Borrower has not incurred any “accumulated funding deficiency” within the meaning of Section 302(a)(2) of ERISA with respect to any employee pension or other benefit plan or trust maintained by or related to Borrower. Borrower has not incurred any material liability to PBGC or otherwise under ERISA in connection with any such plan. No reportable event described in Sections 4042(a) or 4043(b) of ERISA with respect to any such plan has occurred.

6.12 Taxes. Borrower has filed all federal, state, local, county and foreign tax returns required by law to be filed, and have paid all taxes, assessments and similar charges shown to be due and payable on said returns. At the date of this Agreement, no extensions of time are in effect to assessments of deficiencies for Federal income taxes of Borrower.

6.13 Compliance with Federal Reserve Board Regulations. No part of the proceeds of the Loan will be used, and no part of any loan repaid or to be repaid with the proceeds of the Loan was or will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or margin stock within the meaning of Regulations G or U of the Board of Governors of the Federal Reserve System, or in any manner or under any circumstances which would cause a violation by any person or entity of Regulations G, T, U or X of said Board. The assets of Borrower do not include any margin securities or margin stock and Borrower does not have any present intention of acquiring any such security or stock.

6.14 Investment Company Act; Public Utility Holding Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and Borrower is not a “holding company,” a “subsidiary company” thereof or an “affiliate” of a “holding company” or of such a “subsidiary company,” each within the meaning of the Public Utility Holding Company Act of 1935, as amended.

6.15 Availability of Utility Services. All utility services necessary for the Mortgaged Property and for the use of the Real Property for the above-described Building. Such utility services include, without limitation, water supply, sanitary and storm sewers, and electric, gas, and telephone.

6.16 Survival of Representations. All representations and warranties made herein or in any other Loan Documents will survive the delivery of the Note and the making of the Loan, and any investigation at any time made by or on behalf of Lender shall not diminish Lender’s right to rely thereon. All statements contained in any certificate or other instrument delivered by or on behalf of Borrower under or pursuant to this Agreement or any other Loan Documents or in connection with the transactions contemplated hereby or thereby shall constitute representations and warranties made hereunder.

7. BORROWER’S AFFIRMATIVE COVENANTS. Until the payment in full of the Loan and unless Lender shall otherwise consent in writing, Borrower agrees to perform or cause to be performed the following:

7.1 Financial Statements. Borrower will maintain adequate and accurate books and records of account in accordance with sound accounting principles. Lender shall have the right to examine and copy such books and records, including all books and records relating to all or any part of the Mortgaged Property, to discuss the affairs, finances and accounts of Borrower and to be informed as to the same from time to time as Lender might reasonably request, but in any event quarterly. Borrower will furnish Lender with all of the financial statements, tax returns and other financial information as and when required under the terms of paragraph 11 of the Mortgage.

7.2 Taxes. Borrower will pay prior to delinquency all taxes, assessments, governmental charges or levies, and all claims for labor, materials, supplies,

rent and other obligations which, if unpaid, might become a lien against its property, except to the extent Borrower is challenging any of the foregoing in good faith and with due diligence, and has posted all required bonds or has paid the contested items “under protest,” so that there shall not occur a foreclosure of any such liens.

7.3 Maintenance. Borrower will maintain its existence, remain in good standing in each jurisdiction in which it is required to be qualified or licensed, maintain all franchises, permits, intellectual properties and licenses necessary or useful in the operation of its business heretofore operated and as to be operated as contemplated hereby, maintain or cause to be maintained its properties in good and workable condition, repair, and appearance, and protect the same from deterioration, other than normal wear and tear, at all times.

7.4 Compliance with Laws. Borrower will comply with all statutes, laws, rules or regulations to which Borrower is subject or by which the Mortgaged Property is bound or affected, including without limitation, (i) ERISA, (ii) all Environmental Laws (as defined in the Mortgage), (iii) those pertaining to occupational health and safety standards, (iv) those pertaining to equal employment and credit practices and civil rights, and (v) those pertaining to its business or operations.

7.5 Further Assurances. Borrower will, from time to time, promptly cure any defects or omissions in the execution and delivery of, or the compliance with the Loan Documents, or the conditions described in paragraph 5 hereof, including the execution and delivery of additional documents reasonably requested by Lender.

7.6 Performance of Obligations. Borrower will pay the Note according to the reading, tenor and effect thereof and will do and perform every act and discharge all of the obligations provided to be performed and discharged under the Loan Documents at the time or times and in the manner therein specified.

7.7 Payment of Taxes. All taxes, assessments and governmental charges or levies imposed on Borrower or on Borrower’s assets, income or profits, will be paid on or prior to the delinquency date thereof.

7.8 Lender’s Access. Borrower will, during normal business hours and as often as Lender may reasonably request, permit any of Lender’s officers, and any authorized representatives of Lender, to visit and inspect any part of the Mortgaged Property.

7.9 Litigation. Borrower will promptly furnish Lender with written notice of any litigation of which Borrower receives actual notice involving Borrower as a defendant where the amount sued for or the value of property involved is in excess of Twenty-Five Thousand and No/100 Dollars ($25,000.00), or which, if the outcome were adverse to Borrower, could reasonably be expected to materially adversely affect the financial condition, business or operations of Borrower.

7.10 Notification of Liens. Borrower will notify Lender of the existence or asserted existence of any mortgage, pledge, lien, charge or encumbrance on any part of the Mortgaged Property, forthwith upon Borrower’s receiving actual notice thereof, excluding only: (i) encumbrances in favor of Lender; (ii) deposits to secure payment of worker’s compensation, unemployment insurance and similar benefits; and (iii) statutory liens arising in the ordinary course of Borrower’s business which secure current obligations of Borrower which are not in default.

7.11 Events with Respect to ERISA. As soon as possible and in any event within thirty (30) days after Borrower knows or has reason to know that any reportable event described in Sections 4042(a) or 4043(b) of ERISA with respect to any employee pension or other benefit plan or trust maintained by or related to Borrower has occurred, or that PBGC has instituted or will institute proceedings under ERISA to terminate any such plan, Borrower will deliver to Lender (i) a certificate of a manager of Borrower setting forth details as to such event and the action which Borrower proposes to take with respect thereto, and (ii) a copy of any notice delivered by PBGC evidencing its intent to institute such proceedings. For all purposes of this covenant, Borrower shall be deemed to have all knowledge or knowledge of all facts attributable to the plan administrator of such plan under ERISA. Borrower will furnish to Lender (or cause such plan administrator to furnish to Lender) the annual report for each plan covered by ERISA maintained by or related to Borrower as filed with the Secretary of Labor not later than ten (10) days after the receipt of a request from Lender in writing for such report.

7.12 Other Notifications. Borrower will notify Lender as soon as practicable, but in any event within ten (10) days after Borrower knows that any of the following has occurred: (i) an Event of Default, (ii) any material adverse change in the nature of or any material part of the property comprising the Mortgaged Property, (iii) any material change in the accounting practices and procedures of Borrower, including a change in Borrower’s fiscal year, and (iv) any other event, occurrence or circumstance which indicates the reasonable likelihood of the occurrence of a material adverse change in the financial condition, business or operations of Borrower.

7.13 Post-Foundation and Post-Completion Surveys. Immediately after completion of the foundations of the Construction Project, Borrower shall furnish to Lender, in form and substance acceptable to Lender, a survey of the Real Property, conforming to Lender’s survey criteria, showing the location of all such foundations on the Real Property in addition to those items which are required to be shown by the Lender’s survey criteria, and showing no encroachment by such foundations over easements or property lines on the Property. Immediately after completion of the Construction Project, Borrower shall furnish to Lender, in form and substance acceptable to Lender, an update of the survey required in paragraph 5.7 of this Agreement, showing the location of all improvements on the Real Property in addition to those items which are required to be shown in the initial survey described in paragraph 5.7 and showing no encroachments of easements or property lines on the Real Property.

7.14 Use of Funds in Construction Account. Funds in the Construction Account shall be used solely for the purposes set forth in this Agreement.

7.15 Testing of Materials. Borrower shall cause Contractor to have all site, concrete and materials tested, and Borrower shall provide copies of all such tests to Lender together with Borrower’s Request for Funds.

8. BORROWER’S NEGATIVE COVENANTS. Until payment in full of the Loan and unless Lender shall otherwise consent in writing, Borrower will not perform or permit to be performed any of the following acts:

8.1 Creation or Existence of Liens. Borrower will not create, assume or suffer to exist any mortgage, pledge, lien, charge or encumbrance on any of the properties of Borrower, personal or real, tangible or intangible, including without limitation the Mortgaged Property, excluding only: (i) encumbrances in favor of Lender; (ii) deposits to secure payment of workmen’s compensation, unemployment insurance and similar benefits; (iii) statutory liens, against which there are established reserves in accordance with generally accepted accounting principles; and (iv) liens covering tangible personal property which arise in the ordinary course of Borrower’s business and secure current obligations of Borrower which are not in default.

8.2 Loans to and Transactions With Affiliates. Except as previously disclosed in writing to Lender, and approved by Lender, Borrower will not make any loan, advance or other extension of credit, directly or indirectly, to or for the benefit of any Affiliate and will not enter into any other transaction, including, without limitation, the purchase, sale or exchange of property with any Affiliate. Borrower will not make any payments to an Affiliate for services performed or equipment or materials provided to the Mortgaged Property except to reimburse the Affiliate for its actual cost of performing such services or providing such equipment or materials, which actual cost shall not, in any event, exceed the amount that would be charged by a non-Affiliate under a bona fide, arm’s-length contract for performance of such services or provision of such equipment and materials. Borrower may retain an Affiliate to manage the Mortgaged Property under a management agreement or market and lease the property pursuant to a brokerage agreement on market terms, each of which is (i) expressly subordinate to the Mortgage and other Loan Documents and (ii) in form and substance reasonably acceptable to Lender.

8.3 Restriction on Leasing of Mortgaged Property. Notwithstanding any language in this Agreement or any of the other Loan Documents, Borrower shall not lease any part of the Mortgaged Property to a third party without the prior written consent of Lender.

8.4 Limitation on Dividends, Loans and Distributions of Funds. So long as an Event of Default exists under this Agreement or any of the other Loan Documents, Borrower will not, directly or indirectly, make, or become obligated to make, any distributions to members or set apart any sum or any of its assets for distributions to members, or make any loans or any other distribution of funds, by reduction of capital, or otherwise.

8.5 Limitation on Contingent Liabilities. Borrower will not, directly or indirectly, guarantee, agree to purchase or repurchase or provide funds in respect, or otherwise become or remain liable with respect to indebtedness of any character of any other person or entity.

8.6 Changes to Method of Accounting. Borrower will not make any material change in its methods of accounting for purposes of the reporting requirements of this Agreement, except as may be mandated by sound accounting principles.

8.7 Sale-Leaseback Transactions. Borrower will not make or permit the occurrence of any sale, transfer or disposition of any of the Mortgaged Property followed by Borrower’s leasing or rental of such property, or any portion thereof, as lessee.

8.8 Construction Issues. Borrower shall not (i) incur or suffer to exist any delays in completion of the Construction Project, (ii) agree to any change order which would increase the cost of the Construction Project by $20,000.00 or more, or any change order(s) which, in the aggregate, would increase the cost of the Construction Project by $50,000.00 or more, or (iii) make any changes in the Construction Project to achieve cost savings without the prior written approval of Lender.

8.9 Modification of Limited Liability Company Documents. Borrower shall not participate in, suffer or permit the amendment, modification, restatement, cancellation or termination of any organizational document now or hereafter evidencing or relating to Borrower without the prior written consent of Lender in each case.

8.10 Transfer of Property. Until all indebtedness of Borrower to Lender is paid in full, Borrower shall not sell, transfer or convey all or any part of the Mortgaged Property or any interest therein, except Borrower’s leasing or rental of such property in the ordinary course of business, and Borrower shall not permit any change in the ownership of Borrower.

8.11 Funded Debt Limitation. Prior to the Term Loan Commencement Date, Borrower shall not incur funded outside debt (except for the $12,761,000.00 Loan provided under this Agreement. After the Term Loan Commencement Date, Borrower shall not incur funded debt in excess of $1,500,000.00 without the prior written approval of Lender.

8.12 Debt Coverage Ratio. The debt coverage ratio shall not exceed 1.5:1.00 EBITDA/(CMLTD + Interest Expense + Distributions).

9. ADMINISTRATION OF LOAN. Notwithstanding any language in this Agreement seemingly to the contrary, Borrower shall not be entitled to any disbursement of Loan proceeds hereunder unless and until Borrower has satisfied all of the conditions of lending set forth in paragraph 5 of this Agreement, including paragraph 5.19. Upon satisfaction of such conditions of lending to the satisfaction of Lender, Lender will make Loan disbursements up to the principal amount of the Loan provided that (i) Lender’s Construction Consultant shall have completed periodic inspection(s) of the Construction Project and shall have advised Lender in writing that work to date on the Construction Project is satisfactory, (ii) there is no uncured Event of Default under any of the Loan Documents, and (iii) all of the other requirements set forth in this Loan Agreement for advancement of loan proceeds are satisfied.

Subject to all of the terms, conditions and provisions of this Agreement, Lender shall make disbursements under the Loan in the following manner:

9.1 Purpose. The principal sum to be disbursed under the Note shall be used for the purposes set forth in paragraph 2 of this Agreement. The advance procedure set forth in this Agreement, including, without limitation all Requests for Funds signed by Borrower, shall apply to both the principal sum to be advanced under the Note and to any funds escrowed with Lender pursuant to an Escrow Agreement.

9.2 Compliance with Project Budget. All disbursements under this Agreement and the Note shall be made in accordance with the Project Budget. Material deviations from the Project Budget must be approved in advance in writing by Lender. If Lender determines, in its sole judgment, at any time while the Loan is outstanding, that the direct construction costs, plus the cost of the improvements and the estimated non- construction costs, exceed the amount of the Loan, then at the request of Lender, Borrower shall explain to Lender how the overage will be paid and will make arrangement for such payment in a manner satisfactory to Lender, before additional advances are made to Borrower. Such arrangements may include an additional cash investment by Borrower in the Construction Project. If an investment or deposits by the Borrower are required, such investment or deposits shall be made prior to any advance or additional advance by Lender of Loan proceeds.

9.3 Request for Funds. Disbursements will be made no more frequently than one (1) time per month and upon satisfactory inspection of the Construction Project by the Construction Consultant. Borrower shall deliver to Lender and the Construction Consultant a Request for Funds stating the amount of disbursement requested under the Note.

9.3.1 The Request for Funds (i) shall be made on the latest versions of the AIA G702 and G703 forms, (ii) shall be properly completed and signed by Borrower, Borrower’s general contractor and Borrower’s inspecting architect, and (iii) shall be delivered to Lender and the Construction Consultant at least five (5) days before the requested date of disbursement. The Request for Funds must be approved first by the Construction Consultant and then by Lender. All Requests for Funds shall be supported by copies of invoices or bills for all expenses for which a disbursement is requested, and all funding under the Loan shall be advanced through the Borrower’s Construction Account with Lender.

9.4 Additional Information. On request by Lender, each Request for Funds shall be accompanied by:

9.4.1 proof, satisfactory to Lender, that all invoices for labor and materials have been paid, except those contained in the current Request for Funds covering “hard costs;” and

9.4.2 lien waivers from all architects, professional engineers, landscape architects, land surveyors, contractors, mechanics, materialmen, landscapers and laborers; and

9.4.3 title information, in the form of an endorsement to the loan policies of title insurance held by Lender, which increases the amount of coverage to $12,761,000.00 and which confirms the first mortgage lien priority of the Mortgage, without additional matters affecting title to the Mortgaged Property.

All of the above information shall be obtained and submitted to Lender at Borrower’s expense.

9.5 Lender’s Inspection. If, for any reason, Lender deems it necessary to cause the Construction Project to be examined by the Construction Consultant or any other representative of Lender prior to making any advance, it shall have a reasonable time [not exceeding ten (10) Business Days] within which to do so, at Borrower’s cost, and Lender shall not be required to make any advance until such examination has been made. Regardless of inspections by the Construction Consultant or any other representative of Lender, Lender shall have no responsibility, obligation or liability to Borrower or any other individual or entity based on, arising from or relating to any such inspections, and Borrower shall at all times have exclusive control over work on the Construction Project and sole responsibility for compliance with all governmental, quasi- governmental and private laws, ordinances, rules, regulations, codes, covenants, restrictions, easements and other matters which control, burden, apply to or otherwise affect either part of the Mortgaged Property and/or the Construction Project.

9.6 Disbursements. Lender shall, on the date the requested advance is to be made or as soon thereafter as all conditions precedent to such advance have been satisfactorily met, deposit such advance in the Construction Account. Advances under the Note may, at the option of Lender, be recorded on the Note and/or by deposits to the Construction Account, and such records shall be conclusive evidence of all advances made under the Note. Borrower shall prepare checks on the Construction Account payable to the general contractor, subcontractors, and other vendors, for work completed to date on the Construction Project and covered by the Request for Funds, and Borrower will mail checks to vendors. Notwithstanding the foregoing disbursement procedure, upon the occurrence of an Event of Default hereunder or under the terms of any of the documents executed pursuant to this Agreement, Lender may, at its discretion, until such Event of Default is cured or for so long as required by the title company issuing the loan policy of title insurance required hereunder, make disbursements to itself for all sums payable by Borrower to Lender, make disbursements to the appropriate taxing authority to pay all unpaid taxes, make payments directly to insurers for all premiums due on insurance policies required hereunder, and make all other disbursements to a title company escrow account, and such title company will draw checks on such account for payment of the items approved by Lender. Any expense incurred because of the disbursement through a controlled title company escrow account shall be paid by Borrower.

9.7 Termination of Advances. At the option of Lender, advances shall not be made under the Note unless (i) this Agreement, the Note and the other Loan Documents are in full force and effect, and (ii) an Event of Default does not exist under the terms of this Agreement, the Note or any of the other Loan Documents.

10. EVENTS OF DEFAULT. The Events of Default listed in the Mortgage are incorporated in this Agreement by reference and made a part of this Agreement and shall constitute “Events of Default” hereunder and under each of the other Loan Documents. These Events of Default include, but are not limited to, the following:

10.1 Nonpayment of Note. Default in payment when due of any interest on or principal of the Note.

10.2 Other Nonpayment. Default in payment when due of any amount (other than principal and interest) payable to Lender under the terms of this Agreement or any amount payable to Lender under the terms of any other agreement between Borrower and Lender.

10.3 Breach of Covenants. Default by Borrower in the performance or observance of any covenant contained in this Agreement or any of the other Loan Documents, any other instrument delivered to Lender in connection with this Agreement, including, without limitation, the falsity or breach of any representation, warranty or covenant.

10.4 Default Under Funded Debt Limitations or Ratio of EBITDA/(CMLTD + Interest Expense + Distributions. Any failure of Borrower to comply with the funded debt limitations set forth in paragraph 8.11 of this Agreement or with the debt coverage ratio described in paragraph 8.12 of this Agreement.

10.5 Bankruptcy. The institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against Borrower.

10.6 Governmental Requirements. The issuance of any order, decree or judgment pursuant to any judicial or administrative proceeding declaring that all or any part of the Mortgaged Property is in violation of any law, ordinance, rule or regulation of any agency, department, commission, board, bureau or instrumentality of the municipality or county in which the Mortgaged Property is located.

10.7 Representation. Any representation, warranty, statement, certificate, schedule or report made or furnished to Lender by Borrower proves to be false or erroneous in any material respect at the time of the making thereof.

10.8 Event of Default Under Other Loan Documents. Any Event of Default occurs under the Note, the Mortgage, the Assignment, the Subordination Agreements or any of the other Loan Documents.

11. REMEDIES. Notwithstanding any language in this Agreement or in any of the other Loan Documents seemingly to the contrary, Lender will give to Borrower such notice of each Event of Default for which the Lender intends to take action under this Agreement or any of the other Loan Documents, and such opportunity to cure the Event of Default as may be required by the Note; provided, however, if Lender is required by any applicable law to provide notice of an Event of Default and opportunity to cure the Event of Default, the statutory cure period shall run concurrently with the above-referenced contractual provision for notice and opportunity to cure. Upon the occurrence of an Event of Default and the failure by Borrower to cure such Event of Default after such notice of the Event of Default and such opportunity to cure the Event of Default as may be required by the Note, Lender may, at its option:

11.1 Acceleration of Note. Declare the Note to be immediately due and payable whereupon the Note shall become forthwith due and payable without presentment, demand, protest or further notice of any kind, and Lender shall be entitled to proceed simultaneously or selectively and successively to enforce its rights under the Note, this Agreement and any of the other Loan Documents, or any one or all of them. Nothing contained herein shall limit Lender’s rights and remedies available under applicable laws.

11.2 Selective Enforcement. In the event Lender shall elect to selectively and successively enforce its rights under any of the Loan Documents, such action shall not be deemed a waiver or discharge of any other lien, encumbrance or security instrument securing payment of the Note until such time as Lender shall have been paid in full all sums advanced under the Note. The foreclosure of any lien provided pursuant to this Agreement without the simultaneous foreclosure of all such liens shall not merge the liens granted which are not foreclosed with any interest which Lender might obtain as a result of such selective and successive foreclosure.

12. GENERAL PROVISIONS. Lender and Borrower agree as follows:

12.1 Expenses. Borrower agrees to pay all fees, expenses and charges in respect to the Loan contemplated by this Agreement, including, without limiting the generality thereof, the following:

12.1.1 reasonable fees and expenses of counsel employed by Lender in connection with closing or administration of the Loan and all fees and expenses actually incurred by counsel employed by Lender in regard to any litigation arising out of or relating to this transaction, each of the foregoing charged at such counsel’s customary billing rates and without regard to any statutory presumptions;

12.1.2 title insurance premiums and all expenses incidental to title insurance and title evidence;

12.1.3 recording and filing fees required by applicable law;

12.1.4 all fees and expenses of the Lender identified in the Mortgage, and any successor to the Lender;

12.1.5 fees and expenses of any appraisers who appraise the Mortgaged Property for Lender; and

12.1.6 other reasonable fees and expenses involved in the closing of this loan and the reasonable fees and expenses payable by Lender which are incidental to the enforcement or defense of this Agreement or any of the other Loan Documents.

12.2 Notices. Any notices or other communications required or permitted hereunder shall be in writing and sufficiently delivered and received for all purposes when delivered in person or deposited in the United States mail, by registered or certified mail, postage prepaid, return receipt requested and addressed as listed below or to such other address as the party concerned may substitute by written notice to the other. All notices shall be deemed received on the earlier of actual receipt or within three (3) days (excluding Saturdays, Sundays and holidays recognized by Oklahoma banking corporations headquartered in Oklahoma City, Oklahoma) after being mailed.

To Borrower:	Paycom Payroll, LLC
7501 West Memorial Road
Oklahoma City, Oklahoma 73142
Attn: Mr. Chad Richison

With copy to:	Cheek & Falcone, PLLC
6301 Waterford Boulevard
Suite 320
Oklahoma City, Oklahoma 73118
Attn: Mr. John P. Falcone

To Lender:	Kirkpatrick Bank
15 East 15th Street
Edmond, Oklahoma 73013
Attn: Mr. John F. Meyers
Senior Vice President

With copy to:	Mock, Schwabe, Waldo, Elder, Reeves & Bryant
14th Floor, Two Leadership Square
211 North Robinson
Oklahoma City, Oklahoma 73102
Attn: Mr. James C. Elder

12.3 Amendment and Waiver. This Agreement may not be amended or modified in any way, except by an instrument in writing executed by both parties hereto; provided, however, Lender may, in writing: (i) extend the time for performance of any of the obligations of Borrower; (ii) waive any Event of Default by Borrower; and (iii) waive the satisfaction of any condition that is precedent to the performance of Lender’s obligations under this Agreement. In the event of Lender’s waiver of an Event of Default, such specific Event of Default shall be deemed to have been cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default or impair any consequence of such subsequent or other Event of Default.

12.4 Non-Waiver; Cumulative Remedies. No failure on the part of Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Lender of any right hereunder preclude any other or further right of exercise thereof. The remedies herein provided are cumulative and not alternative.

12.5 Assignment. Neither this Agreement, nor the loan proceeds hereunder, shall be assignable by Borrower without the prior written consent of Lender.

12.6 Financing Publicity. Lender shall be permitted to obtain publicity in connection with the financing of the Mortgaged Property through press releases and any special events relating to the Mortgaged Property. Borrower will give Lender ample advance notice of such events and will give Lender as much assistance as possible in connection with obtaining such publicity as Lender desires. Lender’s publicity shall be subject to the reasonable approval of Borrower, which approval shall not be unreasonably withheld or delayed.

12.7 No Partnership. Nothing in this Agreement shall be construed to constitute Lender as joint venturer with Borrower, or to constitute a partnership between the parties.

12.8 Descriptive Headings. The descriptive headings of the paragraphs of this Agreement are for convenience only and shall not be used in the construction of the terms hereof.

12.9 Integrated Agreement. This Agreement and the Loan Documents signed and/or delivered pursuant to this Agreement or any of the other Loan Documents supercede and replace the Loan Commitment signed by Lender and Borrower, and they collectively constitute the entire agreement between Lender and Borrower, and there are no agreements, understandings, warranties or representations between the parties regarding the financing of the Mortgaged Property other than those set forth herein.

12.10 Time of Essence. Time is of the essence of this Agreement.

12.11 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Lender and Borrower and their respective successors, legal representatives and assigns.

12.12 Third-Party Beneficiary. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than Lender and Borrower and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

12.13 Right to Defend. Lender shall have the right, but not the obligation, at Borrower’s expense, to commence, to appear in or to defend any action or proceeding (initiated by a third party against Borrower) purporting to affect the rights or duties of the parties hereunder and in connection therewith pay out of proceeds of the Loan all necessary expenses, including fees of counsel, if Borrower fails to so commence, appear in or defend any such action or proceeding with counsel satisfactory to Lender.

12.14 Loan Participation Agreement. Notwithstanding any language in this Agreement or any of the Loan Documents, Lender’s obligation to fund the Loan pursuant to the terms of this Agreement and the Loan Documents is conditioned upon Lender (i) securing a participant (acceptable to Lender) in the Loan and (ii) the execution by Lender and its participant of a Participation Agreement, in form and substance acceptable to Lender. Borrower authorizes Lender to disclose to any Purchaser or Participant or any individual or entity acquiring an interest in the Loan Documents by operation of law (each a “Transferee”), and any prospective Transferee, any and all information in such Lender’s possession concerning the credit worthiness of the Borrower and all relevant information relating to the Loan Documents and the extensions of credit evidenced and secured thereby. Closing of the Loan will evidence that Lender has a loan participant acceptable to Lender.

12.15 Indemnity. Borrower hereby agrees to indemnify and hold harmless Lender and its directors, officers, agents and employees (collectively the “Indemnitees”) from and against, and agrees to defend the Indemnitees, by counsel satisfactory to the Indemnitees, against:

(a) all claims, demands and causes of action asserted against any Indemnitee by any Person if the claim, demand or cause of action directly or indirectly relates to (i) a claim, demand or cause of action that the Person has or asserts against the Borrower in connection with the Mortgaged Property, except those arising out of the acts or omissions of Lender; (ii) the payment of any commission, charge or brokerage fee incurred in connection with any of the Loan Documents; (iii) any act or omission by the Borrower, any contractor, subcontractor or material supplier, or other Person (other than Lender, its agents, servants and employees) with respect to the Mortgaged Property; (iv) the ownership, occupancy or use of the Mortgaged Property; and

(b) all liabilities, losses and other costs (including court costs and reasonable attorneys’ fees) incurred by any Indemnitee as a result of any claim, demand or cause of action described in subparagraph (a).

Lender’s rights of indemnity shall not be directly or indirectly limited, prejudiced, impaired or eliminated in any way by any finding or allegation that Lender’s conduct is active, passive or subject to any other classification or that Lender is directly or indirectly responsible under any theory of any kind for any act or omission by the Borrower or any other Person other than Lender, its agents, servants or employees. BORROWER ACKNOWLEDGES AND AGREES THAT ITS INDEMNIFICATION OBLIGATIONS HEREUNDER COVER AND RELATE TO, WITHOUT LIMITATION, ANY NEGLIGENT ACTION OR OMISSION OF INDEMNITIES; PROVIDED, NOTWITHSTANDING THE FOREGOING, BORROWER SHALL NOT BE OBLIGATED TO INDEMNIFY LENDER WITH RESPECT TO ANY INTENTIONAL TORT OR ACT OF GROSS NEGLIGENCE OR WILLFUL MISCONDUCT WHICH LENDER IS PERSONALLY DETERMINED BY THE JUDGMENT OF A COURT OF COMPETENT JURISDICTION (SUSTAINED ON APPEAL, IF ANY) TO HAVE COMMITTED. Borrower’s obligations under this paragraph 12.15 shall survive the repayment of the Loan and the release of the Mortgage and the other Loan Documents.

12.16 Survival of Representations and Warranties. All representations and warranties of Borrower in this Agreement and the other Loan Documents shall survive the execution and delivery of this Agreement and the Note, are material, and have been or will be relied on by Lender notwithstanding any investigation made by or on behalf of Lender. All such representations and warranties of Borrower shall be deemed to be remade as of the date of each disbursement of the proceeds of the Loan.

12.17 No Waiver; Consents. Each waiver by Lender must be in writing, and no waiver may be construed as a continuing waiver. No waiver will be implied from Lender’s delay in exercising or failure to exercise any right or remedy against the Borrower or any security. Lender’s consent to any act or omission by the Borrower may not be construed as a consent to any other or subsequent act or omission or as a waiver of the requirement for Lender’s consent to be obtained in any future or other instance. All Lender’s rights and remedies are cumulative.

12.18 Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which executed counterparts shall together constitute a single document. Signature pages may be detached from the counterparts and attached to a single copy of this Agreement to physically form one document.

12.19 Incorporation of Recital Paragraphs. The recital paragraphs set forth on page 1 of this Agreement are hereby incorporated as representations, warranties, covenants and agreements by borrower to Lender.

12.20 Incorporation of Exhibits. All Exhibits and Schedules identified in this Agreement as exhibits to or schedules to this Agreement are hereby incorporated into this Agreement and made integral parts of it.

12.21 Government Regulations. The Borrower represents, warrants and covenants to Lender as follows, and acknowledges that such representations, warranties and covenants shall be continuing representations, warranties and covenants from Borrower to Lender:

(i) The Borrower is and shall remain in compliance with the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation, regulations or executive orders relating thereto, and the Uniting and Strengthening America By Providing Appropriate Tools Required To Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001), as amended, and any other enabling legislation, regulations or executive orders relating thereto;

(ii) The Borrower is and shall remain in compliance with 31 U.S.C., Section 5313, as amended, 31 CFR Section 103.22, as amended, and any similar laws or regulations involving currency transaction reports or disclosures relating to transactions in currency of more than $10,000.00, or of more than any other minimum amount specified by any laws or regulations; and

(iii) Borrower (A) is not a party whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (B) does not engage in any dealings or transactions prohibited by Section 2 of such executive order, and are not otherwise associated with any such person in any manner violative of Section 2, or (C) is not a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury”s Office of Foreign Assets Control regulation or executive order.

The Borrower covenants and agrees with Lender that no part of any loan proceeds or advances evidenced by or referenced in this Agreement, and no part of any other amounts or sums derived from any property which secures repayment of such loan proceeds or advances, including, without limitation any accounts, payment intangibles, money, rents, issues or profits, will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

12.22 Applicable Law. THIS AGREEMENT AND THE DOCUMENTS ISSUED AND EXECUTED HEREUNDER SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF OKLAHOMA AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA, EXCEPT, AND WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES AND EXCEPT TO THE EXTENT PREEMPTED BY THE LAWS OF THE UNITED STATES OF AMERICA.

12.23 Consent to Jurisdiction. BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL COURT OR OKLAHOMA STATE COURT HAVING THE MORTGAGED PROPERTY WITHIN ITS JUDICIAL DISTRICT, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS AND ANY OTHER DOCUMENTS EVIDENCING, SECURING OR RELATING TO THE LOAN, AND BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.

NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BROUGHT BY BORROWER AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE LOAN OR ANY LOAN DOCUMENTS SHALL BE BROUGHT ONLY IN A COURT IN OKLAHOMA.

12.24 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THE LOAN, ANY LOAN DOCUMENT OR ANY RELATIONSHIP ESTABLISHED THEREUNDER.

IN WITNESS WHEREOF, Lender and Borrower have caused this Agreement to be duly executed effective as of the day and year first above written.

“Lender”:	KIRKPATRICK BANK,
an Oklahoma banking corporation

	By	/s/ John F. Meyers

John F. Meyers, Senior Vice President

“Borrower”:	PAYCOM PAYROLL, LLC,
a Delaware limited liability company

	By	/s/ Chad Richison

Chad Richison, President

EXHIBIT “A”

Description of Real Property

A tract of land being a part of the Southwest Quarter (SW/4) of Section Eight (8), Township Thirteen (13) North, Range Four (4) West of the Indian Meridian, Oklahoma City, Oklahoma County, Oklahoma, and being more particularly described as follows: Commencing at the Southeast Comer (SE/C) of said Southwest Quarter (SW/4); Thence North 00°15’38” West (measured) (North 00°15’26” West record), along and with the East line of said Southwest Quarter (SW/4), said East line also being the East line of a tract of land owned by the Oklahoma Turnpike Authority, recorded in Book 7536, Page 339, a distance of 575.51 feet (measured) (575.66 feet record) to a found #4 bar with a SRB cap; Thence North 88°41’40” West (measured) (North 88°42’11” West record), departing said East line, along and with the North line of said Oklahoma Turnpike Authority tract, a distance of 671.88 feet; Thence North 00°01’27” West, departing said North line, a distance of 900.43 feet; Thence North 89°35’06” East, a distance of 667.91 feet to a point on the East line of said Southwest Quarter (SW/4); Thence South 00°15’38” East, along and with the East line of said Southwest Quarter (SW/4), a distance of 920.59 feet to the point of beginning.

Now platted and known as:

All of Lot One (1), Block One (1) and Common Area A, of Paycom, an Addition to the City of Oklahoma City, Oklahoma County, Oklahoma, according to the recorded plat thereof

EXHIBIT “B”

Description of $12.220.000.00 Loan Documents

1.	Loan Agreement, dated May 7, 2010, signed by Kirkpatrick Bank, an Oklahoma banking corporation (“Lender”), and Paycom Payroll, LLC, a Delaware limited liability company (“Borrower”).

2.	$12,220,000.00 Promissory Note, dated May 7, 2010, signed by Borrower to Lender.

3.	Construction Mortgage (With Power of Sale), Security Agreement and Financing Statement, dated May 7, 2010, signed by Borrower, as mortgagor, to Lender, as mortgagee, and recorded in Book 11362, beginning at page 174, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

4.	Assignment of Leases, Rents and Profits, dated May 7, 2010, signed by Borrower to Lender, and recorded in Book 11362, beginning at page 204, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

5.	Financing Statement identifying Borrower, as debtor, and Lender, as secured party, recorded on May 10, 2010, in Book 11362, beginning at page 214, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

6.	Financing Statement identifying Borrower, as debtor, and Lender, as secured party, filed on May 10, 2010, as instrument number 20100510020461110, in the Uniform Commercial Code records of the County Clerk of Oklahoma County, Oklahoma.

7.	Assignment of Permits, Licenses and Approvals, dated May 7, 2010, signed by Borrower to Lender.

8.	Assignment of Service Agreement and Maintenance Contracts, dated May 7, 2010, signed by Borrower to Lender.

9.	Security Agreement (Account), dated May 7, 2010, signed by Borrower to Lender.

10.	Financing Statement identifying Borrower, as debtor, and Lender, as secured party, filed on May 10, 2010, as instrument number 20100510020455880, in the Uniform Commercial Code records of the County Clerk of Oklahoma County, Oklahoma.

11.	Closing Certificate, dated May 7, 2010, signed by Borrower to Lender.

12.	Hazardous Substances Indemnity Agreement, dated May 7, 2010, signed by Borrower to Lender.

13.	Collateral Assignment of Architectural Agreement dated May 7, 2010, signed on behalf of Lender, Borrower and HSE Architects PLLC.

14.	Subordination Agreement (Architect) dated as of May 7, 2010, signed on behalf of HSE Architects PLLC and recorded in Book 11387, beginning at page 1506, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

15.	Collateral Assignment of Construction Contract dated May 7, 2010, signed on behalf of Lender, Borrower and Clyde Riggs Construction, L.L.C.

16.	Subordination Agreement (Contractor) dated as of May 7, 2010, signed on behalf of Clyde Riggs Construction, L.L.C. and recorded in Book 11387, beginning at page 1509, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

17.	Collateral Assignment of Engineering Agreement dated May 7, 2010, signed on behalf of Lender, Borrower and Johnson and Associates, Inc.

18.	Subordination Agreement (Engineer) dated as of May 7, 2010, and signed on behalf of Johnson and Associates, Inc. and recorded in Book 11387, beginning at page 1512, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

19.	Collateral Assignment of Engineering Agreement dated May 7, 2010, signed on behalf of Lender, Borrower and Darr & Collins, L.L.C.

20.	Subordination Agreement (Engineer) dated as of May 19, 2010, and signed on behalf of Darr & Collins, L.L.C. and recorded in Book 11387, beginning at page 1515, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

21.	Notice of Title Protection Document dated as of May 7, 2010, signed by Lender and Borrower.

EXHIBIT “C”

Listing of $541,000 Loan Documents

1.	Loan Agreement, dated March 23, 2011, signed by Kirkpatrick Bank, an Oklahoma banking corporation (“Lender”), and Paycom Payroll, LLC, a Delaware limited liability company (“Borrower”).

2.	$541,000.00 Promissory Note, dated March 23, 2010, signed by Borrower to Lender.

3.	Construction Mortgage (With Power of Sale), Security Agreement and Financing Statement, dated March 23, 2011, signed by Borrower, as mortgagor, to Lender, as mortgagee, and recorded in Book 11596, beginning at page 580, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

4.	Assignment of Leases, Rents and Profits, dated March 23, 2010, signed by Borrower to Lender, and recorded in Book 11596, beginning at page 610, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

5.	Financing Statement identifying Borrower, as debtor, and Lender, as secured party, recorded on March 31, 2011, in Book 11601, beginning at page 515, in the real property records of the County Clerk of Oklahoma County, Oklahoma.

6.	Financing Statement identifying Borrower, as debtor, and Lender, as secured party, filed on March 28, 2011, as instrument number 20110328020280050, in the Uniform Commercial Code records of the County Clerk of Oklahoma County, Oklahoma.

7.	Assignment of Permits, Licenses and Approvals, dated March 23, 2011, signed by Borrower to Lender.

8.	Assignment of Service Agreement and Maintenance Contracts, dated March 23, 2011, signed by Borrower to Lender.

9.	Security Agreement (Account), dated March 23, 2011, signed by Borrower to Lender.

10.	Financing Statement identifying Borrower, as debtor, and Lender, as secured party, filed on March 30, 2011, as instrument number 201103300202096880, in the Uniform Commercial Code records of the County Clerk of Oklahoma County, Oklahoma.

11.	Closing Certificate, dated March 23, 2011, signed by Borrower to Lender.

12.	Hazardous Substances Indemnity Agreement, dated March 23, 2011, signed by Borrower to Lender.

13.	Notice of Title Protection Document dated as of March 23, 2011, signed by Lender and Borrower.